JACKSONVILLE BANCORP ANNOUNCES
FIRST QUARTER EARNINGS

JACKSONVILLE, FLA., April 17/PRNewswire-First Call/--Jacksonville Bancorp, Inc. (NASDAQ: JAXB), holding company for The Jacksonville Bank, reported 2008 first quarter net income of $537 thousand, compared to $543 thousand in 2007. Basic and diluted earnings per share for the quarter ending March 31, 2008 were $0.31 and $0.30, respectively, compared to $0.31 and $0.30, respectively, for the same period in 2007. Total assets increased $18 million since December 31, 2007 and $63 million since March 31, 2007. Credit quality remains healthy, with non-performing assets at 0.24% of total assets at quarter-end.

Jacksonville Bancorp, Inc. President and CEO Gilbert J. Pomar, III stated, “We are proud of our ability to continually grow the franchise and post solid earnings in a challenging environment. We continue to maintain a strong loan portfolio which continues to serve us well.”

Net interest income for the quarter increased 10.0% over the first quarter of 2007 due, primarily, to strong loan growth. The net interest margin decreased to 3.34% for the quarter ended March 31, 2008, compared to 3.48% for the quarter ended December 31, 2007 and 3.76% for the comparable period one year ago. The interest margin compression was driven primarily by the rapid decreases in the Federal Funds rates and intense deposit competition; this trend is anticipated to improve as rates begin to stabilize and maturing higher priced Certificates of Deposits reprice.

Total assets increased 18.1% to $409.8 million as of March 31, 2008, compared to $347.1 million as of March 31, 2007. Net loans increased 18.6% to $356.3 million as of March 31, 2008, compared to $300.5 million as of March 31, 2007. Total deposits increased 14.0% to $338.2 million, compared to $296.6 million as of March 31, 2007.

“We achieved a milestone this quarter to enhance our franchise in the Northeast Florida market by signing a definitive agreement to acquire $165 million-asset Heritage Bancshares, Inc. This fits perfectly with our strategic focus to be the dominant community bank focused on the Northeast Florida market,” Mr. Pomar went on to say.

There were $208 thousand in net charge-offs during the first quarter, resulting in a ratio of net-charge offs to average loans of .06% compared to no charge-offs in the first quarter of 2007. The first quarter provision for loan losses was $363 thousand, up $116 thousand from the first quarter of 2007. These changes reflect loan growth and the bank’s expanded efforts to identify potential losses inherent in the portfolio. The bank’s increased identification efforts of potential losses in the portfolio are based on a variety of specific factors, including the Company’s and peer banks’ experiences as well as industry and economic trends. The allowance for loan losses as a percentage of loans was 0.91% at March 31, 2008, compared to 0.94% a year earlier and 0.91% at December 31, 2007. The loan loss allowance was 330% times the level of nonperforming loans. All of these asset quality measures are consistent with the Company’s historic experience.

Noninterest income decreased by 13.7% over the first quarter 2007; the decrease was primarily the result of a reduction in mortgage fee income in the first quarter of 2008. Noninterest expense was $2.3 million for the quarter ended March 31, 2008, up 10.0% over the comparable period in the prior year. During the three-month period ended March 31, 2008, the Company absorbed additional expenses related to additional data processing expenses, FDIC assessments, and one-time charges for the disposal of fixed assets no longer in use; this drove the Company’s efficiency ratio to increase slightly from 65.3% for the quarter ended March 31, 2007 to 66.6% for the comparable period in 2008.

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market. The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at www.jaxbank.com.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties. The risks, uncertainties and factors affecting actual results include but are not limited to: our relatively limited operating history; economic and political conditions, especially in North Florida; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; success in minimizing credit risk and nonperforming assets; and technological changes. The Company’s actual results may differ significantly from the results discussed in forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission.

Contact Valerie Kendall at 904-421-3051 for additional information.

JACKSONVILLE BANCORP, INC. (Unaudited) (Dollars in thousands except for per share data)

	Three Months Ended March 31,	Three Months Ended March 31,
	2008	2007

Earnings Summary
Total interest income	$6,793	$6,043
Total interest expense	$3,568	$3,111

Net interest income	$3,225	$2,932
Provision for loan losses	$363	$247

Net interest income after provision for loan losses	$2,862	$2,685
Noninterest income	$252	$292
Noninterest expense	$2,316	$2,106

Income before income tax	$798	$871
Income tax provision	$261	$328

Net income	$537	$543

Summary Average Balance Sheet
Loans, gross	$353,026	$287,103
Securities	$31,938	$28,145
Other earning assets	$3,011	$804
Total earning assets	$387,975	$316,052
Other assets	$15,627	$13,962
Total assets	$403,602	$330,014
Interest bearing liabilities	$335,103	$271,983
Other liabilities	$41,529	$34,666
Shareholders' equity	$26,970	$23,365
Total liabilities and shareholders' equity	$403,602	$330,014

Per Share Data
Basic earnings per share	$0.31	$0.31
Diluted earnings per share	$0.30	$0.30
Book value per basic share at end of period	$15.62	$13.65
Basic weighted average shares outstanding	1,747,629	1,742,914
Diluted weighted average shares outstanding	1,805,568	1,822,526
Total shares outstanding at end of period	1,747,647	1,742,201
Closing market price per share	$22.00	$35.51

Selected Ratios
Return on average assets	0.54%	0.67%
Return on average equity	8.01%	9.43%
Average equity to average assets	6.68%	7.08%
Interest rate spread	2.76%	3.11%
Net interest margin	3.34%	3.76%
Allowance for loan losses as a percentage of total loans	0.91%	0.94%
Net charged off loans as a percentage of average loans	0.06%	0.00%
Efficiency Ratio .	66.61%	65.29%

	March 31	March 31,
Summary Balance Sheet	2008	2007
Cash and cash equivalents	$9,004	$6,012
Securities	31,757	27,947
Loans, net	356,278	300,518
All other assets	12,788	12,610
Total assets	$409,827	$347,087
Deposit accounts	$338,174	$296,624
All other liabilities	44,349	26,691
Shareholders' equity	27,304	23,772
Total liabilities and shareholders' equity	$409,827	$347,087